Exhibit 99.1

HANCOCK FABRICS ANNOUNCES
FIRST QUARTER RESULTS

BALDWYN, MS, May 26, 2010 – Hancock Fabrics, Inc. (OTC symbol: HKFI) today announced financial results for its first quarter ended May 1, 2010.

Financial highlights for the first quarter include:

•	Net sales for the quarter were $63.1 million compared to $64.1 million for first quarter of last year, and comparable store sales decreased 2.0% compared to a 2.3% increase in the previous year.

•	Operating income was $17,000 in the quarter compared to $0.6 million in the first quarter last year.

•	Net loss was $1.3 million, or $0.07 per basic share, in the first quarter of fiscal 2010 compared to a loss of $0.9 million, or $0.05 per share in the first quarter of fiscal 2009.

•	Adjusted EBITDA for the quarter was $1.6 million, a decrease of $0.6 million over the same period last fiscal year.

•	The amount of cash generated from operations before reorganization activities increased by $146,000 to $2.1 million during the quarter.

•	Inventories have been reduced by $7.6 million compared to the same period last year, ending the quarter at $93.0 million.

•
At quarter end, the Company had outstanding borrowings under its revolving line of credit of $13.7 million and outstanding letters of credit of $7.7 million.  The Company increased its borrowings by $102,000 during the quarter.  Additional amounts available to borrow under its revolving line of credit at the end of the quarter were $43.5 million.  The balance of the Company’s subordinate debt was $21.6 million at quarter end, and the warrant discount on this debt was $7.6 million.

Jane Aggers, President and Chief Executive Officer noted, “While our results for the quarter were below our expectations, we made significant progress in remedying merchandising and inventory issues carried forward from last year.  This resulted in a temporary impact on gross margins for the quarter.  Store revenues began the quarter slowly but have steadily increased through the end of the quarter and this trend has  continued into the second quarter.”

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Operating Results

Gross margin for the quarter of 43.9% was a 120 basis point decrease over the 45.1% of the prior year.  This decrease reflects a 160 basis point increase in merchandise costs and a 40 basis point increase in freight costs offset by an 80 basis point improvement in sourcing and warehousing expenses.  Additional mark downs were taken during the quarter to accelerate the disposal of fall/winter merchandise which resulted in the increase in merchandise costs.  As inventory levels have risen since year end, additional shipments were made to our retail locations from our distribution center which has raised freight costs.  This same increase in inventory has driven down our sourcing and warehousing costs.

Selling, general and administrative expenses for the quarter have been reduced by $0.6 million to $26.6 million (42.2% of sales) from $27.2 million (42.4% of sales) in the prior year.  Savings realized during the quarter in retail and corporate overhead were partially offset by the shift of advertising costs from future quarters to the first quarter.

Store Openings, Closings and Remodels

During the quarter, the Company opened one store, remodeled 11 locations, and ended the quarter with 266 stores.

First Quarter Conference Call

Hancock will hold its first quarter earnings conference call tomorrow, Thursday, May 27, at 10:00 CDT.  To participate in the conference call, please call 866-730-5771 or 857-350-1595 (Int’l) and provide the operator with pass code #90615518.  If you are unable to attend the live call, a replay will be available by dialing 888-286-8010 or 617-801-6888 (Int’l) and entering pin #80197720. The replay will be available by phone or on the Company’s website at approximately 1:00 p.m. CDT on Thursday, May 27, 2010 and will remain available through Thursday, June 10, 2010.

A simultaneous webcast of the conference call may be accessed at www.hancockfabrics.com. Go to “About Us,” click on “Investors” then on “Event Calendar.” To listen to the live call via webcast, please go to the Company’s website at least 15 minutes early to register, download and install any necessary audio software. An archive of the conference call will be available on the Company’s website approximately two hours after the conference call ends.

Hancock Fabrics, Inc. is committed to nurturing creativity with a complete selection of fashion and home decorating textiles, sewing accessories, needlecraft supplies and sewing machines. The Company currently operates 266 retail stores in 37 states and an Internet store at www.hancockfabrics.com.

Contact:
Robert W. Driskell
Executive Vice President and
Chief Financial Officer
662.365.6112

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Supplemental Disclosures Regarding Non-GAAP Financial Information

The Company has presented Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) in this press release to provide investors with additional information to evaluate our operating performance and our ability to service our debt.  The Company defines Adjusted EBITDA as net earnings before interest, income taxes, discontinued operations, depreciation and amortization, reorganization expenses and significant one-time items.  The Company uses Adjusted EBITDA, among other things, to evaluate operating performance, to plan and forecast future periods’ operating performance, and as an incentive compensation target for certain management personnel.

As Adjusted EBITDA is not a measure of operating performance or liquidity calculated in accordance with U.S. GAAP, this measure should not be considered in isolation of, or as a substitute for, net earnings (loss), as an indicator of operating performance, or net cash provided by operating activities as an indicator of liquidity.  Our computation of Adjusted EBITDA may differ from similarly titled measures used by other companies. As Adjusted EBITDA excludes certain financial information compared with net earnings (loss) and net cash provided by operating activities, the most directly comparable GAAP financial measures, users of this financial information should consider the types of events and transactions which are excluded. The table below shows a reconciliation of Adjusted EBITDA to net earnings (loss) and net cash provided by operating activities.

Comments in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties which could cause actual results to differ materially from those contained in the forward looking statements. These risks and uncertainties include, but are not limited to, general economic trends, adverse discounting actions taken by competitors, changes in consumer demand or purchase patterns, delays or interruptions in the flow of merchandise between the Company’s suppliers and/or its distribution center and its stores, rising fuel costs, tightening of purchase terms by suppliers and their factors, a disruption in the Company’s data processing services and other risks and uncertainties discussed  in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to revise these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events.

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HANCOCK FABRICS, INC.
CONSOLIDATED BALANCE SHEETS
	(unadited)
	May 1,	May 2,	January 30,
(in thousands, except for share amounts)	2010	2009	2010 (1)
Assets
Current assets:
Cash and cash equivalents	$2,573	$2,242	$2,493
Receivables, less allowance for doubtful accounts	3,165	2,968	3,469
Inventories	93,003	100,582	91,495
Prepaid expenses	2,162	1,341	1,485
Total current assets	100,903	107,133	98,942

Property and equipment, net	41,700	44,063	41,687
Goodwill	3,210	3,210	3,210
Other assets	4,325	5,533	4,707
Total assets	$150,138	$159,939	$148,546

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$23,271	$18,680	$18,638
Accrued liabilities	12,859	14,001	15,113
Other pre-petition obligations	824	1,842	1,193
Total current liabilities	36,954	34,523	34,944

Long-term debt obligations, net	27,627	43,088	26,942
Capital lease obligations	3,159	3,256	3,184
Postretirement benefits other than pensions	2,199	2,208	2,150
Pension and SERP liabilities	27,286	22,212	27,017
Other liabilities	6,892	7,979	7,097
Total liabilities	104,117	113,266	101,334

Commitments and contingencies

Shareholders' equity:
Common stock, $.01 par value; 80,000,000 shares authorized;
33,308,944, 33,064,070, and 33,283,944 issued and 19,915,813,
19,695,803 and 19,902,148 outstanding, respectively	333	331	333
Additional paid-in capital	89,293	88,273	89,128
Retained earnings	125,394	124,025	126,695
Treasury stock, at cost, 13,393,131, 13,368,267, and
13,381,796 shares held, respectively	(153,723)	(153,684)	(153,698)
Accumulated other comprehensive income (loss)	(15,276)	(12,272)	(15,246)
Total shareholders' equity	46,021	46,673	47,212
Total liabilities and shareholders' equity	$150,138	$159,939	$148,546

(1) From audited balance sheet included in our annual report on Form 10-K for the fiscal year January 30, 2010.

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HANCOCK FABRICS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Thirteen Weeks Ended
	May 1,	May 2,
(in thousands, except per share amounts)	2010	2009

Sales	$63,103	$64,069
Cost of goods sold	35,370	35,157

Gross profit	27,733	28,912

Selling, general and administrative expense	26,644	27,181
Depreciation and amortization	1,072	1,089

Operating income	17	642

Reorganization expense, net	196	239
Interest expense, net	1,144	1,334

Loss from continuing operations before
income taxes	(1,323)	(931)
Income taxes	-	-

Loss from continuing operations	(1,323)	(931)
Earnings from discontinued operations (net of tax expense of $0 and $0)	22	49
Net loss	$(1,301)	$(882)

Basic and diluted loss per share:
Loss from continuing operations	$(0.07)	$(0.05)
Earnings from discontinued operations	0.00	0.00
Net loss	$(0.07)	$(0.05)

Weighted average shares outstanding:
Basic and diluted	19,590	19,219

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Reconciliation of Non-GAAP Financial Information

Hancock Fabrics, Inc.
Reconciliation of Adjusted EBITDA

(unaudited)	Thirteen Weeks Ended
	May 1,	May 2,
(in thousands)	2010	2009

Net cash provided by operating activities
before reorganization activities	$2,081	$1,935
Depreciation and amortization, including cost of goods sold	(1,567)	(1,583)
Amortization of deferred loan costs	(62)	(62)
Amortization of bond discount	(583)	(583)
Interest paid-in-kind by issuance of notes payable	-	(346)
Stock compensation expense	(157)	(256)
Reserve for store closings credits, including interest expense	33	87
Other	(133)	63
Reorganization expense, net	(196)	(239)
Changes in assets and liabilities	(717)	102

Net earnings (loss )	(1,301)	(882)
Earnings from discontinued operations	(22)	(49)
Income taxes	-	-
Interest expense, net	1,144	1,334
Reorganization expense, net	196	239
Depreciation and amortization, including cost of goods sold	1,567	1,583

Adjusted EBITDA	$1,584	$2,225

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